EXECUTIVE RETENTION AGREEMENT

AGREEMENT, dated as of March 17, 1994, by and between Arthur L. Glenn ("Executive"), residing at 728 Governor Circle, Newtown Square, Pennsylvania 19073, and Air & Water Technologies Corporation, a Delaware corporation (the "Company").

			      W I T N E S E T H:

WHEREAS, Executive is a skilled and dedicated employee who has important management responsibilities and talents which benefit the Company and the Company desires to ensure that it will continue to have the benefit of Executive's services, and Executive desires to continue to be employed by the Company;

WHEREAS, the Company has determined that Executive's ability to perform Executive's responsibilities and utilize Executive's talents for the benefit of the Company, and the Company's ability to retain Executive as a valued employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a Change of Control of the Company;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, understandings, and agreements herein contained, the parties hereby agree as follows:

1.    General Definitions.

      As used in this Agreement:

      (a)   "Board" means the Board of Directors of the Company.

      (b) "Change of Control" means and includes the occurrence of any one or more of the following:

	      (i) Continuing Directors no longer constitute at least two-thirds of the Directors constituting the Board;

	     (ii) Any person or group of persons (as defined in Rule 13d-5 under the Exchange Act) becomes the beneficial owner, directly or indirectly, of 25% or more of the Company's then outstanding Common Stock or 25% or more of the voting power of the Company's then outstanding securities entitled generally to vote for the election of Directors;

	    (iii) The approval by the Company's stockholders of the merger or consolidation of the Company with any other Entity, the sale of all or substantially all of the assets of the Company, or the liquidation or dissolution of the Company, unless, in the case of a merger or consolidation, the Continuing Directors in office immediately prior to the merger or consolidation will constitute at least two-thirds of the directors constituting the board of directors of the surviving Entity of the merger or consolidation and any parent (as that term is defined in Rule 12b-2 under the Exchange Act) of that Entity; or

	     (iv) At least two-thirds of the Continuing Directors in office immediately prior to any other action taken or proposed to be taken by the Company's stockholders or by the Board determines that such action constitutes, or that the proposed action, if taken, would constitute, a Change of Control of the Company and the action is taken.

      (c) "Claim" or "Claims" means and includes one or more charges, complaints, claims, grievances (including grievances filed pursuant to a collective bargaining agreement), liabilities, obligations, promises, covenants, agreements, controversies, damages, injuries, actions, causes of action, suits, rights, demands, deficiencies, levies, assessments, attachments, executions, judgments, awards, recoveries, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred) of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, contingent or not contingent, liquidated or unliquidated.

      (d)   "Common Stock" means the Class A Common Stock of the Company.

      (e) "Companies" means and includes the Company and all of its affiliated Entities, including, but not limited to, parent and subsidiary companies (whether wholly or partially owned and whether direct or indirect), partnerships, and joint ventures.

      (f) "Confidential Information" means and includes, without limitation, business and proprietary information and technology, trade secrets, patented processes, research and development data, know-how, methods of doing business, and technical information of the Companies; financial information not previously recorded in public releases or filings; information regarding costs, profits, markets, sales, products, market studies and forecasts, pricing policies, key personnel, other business affairs and methods, customers and customer prospects, business plans, competitive analyses, and prospects and opportunities (such as possible expansions or contractions of business operations) which have been discussed or considered by the Companies' management; the substance of agreements with customers and others, marketing and dealership arrangements, servicing and training programs and arrangements, and customer lists; and information concerning operational strengths or weaknesses of the Companies' operating units, all to the extent not previously revealed to the public or to the trade by the Companies' management.

      (g) "Continuing Director" means any person who either (i) is a Director on the date of this Agreement or (ii) was designated as a Continuing Director by a majority of the Continuing Directors.

      (h)   "Director" means a member of the Board.

      (i) "Entity" or "Entities" means and includes one or more organizations of any kind or nature whatsoever, including, without limitation, corporations, companies, partnerships, joint ventures, sole proprietorships, and divisions.

      (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.    Employment.

      The Company hereby employs Executive and Executive hereby accepts such employment for the term set forth in Paragraph 4 below, subject to and in accordance with all of the terms and conditions of this Agreement. Executive shall initially hold the position of President and Chief Operating Officer of the Company and shall report to the Company's President; the President, with the approval of the Company's Chief Executive Officer, may change Executive's title and Executive's responsibilities in the best interests of the Company and its organizational development.

3.    Duties and Responsibilities.

      (a) Executive shall perform such duties and functions for the Companies as are customarily performed by the President and Chief Operating Officer, or such other duties or functions as the Company's President, with the approval of the Company's Chief Executive Officer, shall assign Executive from time to time in the best interest of the Company to maximize its growth and development. In the performance of his duties, Executive shall comply with the policies and procedures of the Company (presently in effect or as may be reasonably modified or established hereafter) and be subject to the direction of the Chief Executive Officer, the President, and the Board.

      (b) Executive agrees to devote his entire normal working time, attention, and energies to the performance of his duties. Executive shall not directly or indirectly, alone or as a member of any partnership, or as an officer, director, employee, or agent of any Entity, be actively engaged in or concerned with any other duties or pursuits (whether or not for gain, profit, or other pecuniary advantage) which interfere with the performance of his duties hereunder, or which may be inimical to or contrary to the best interests of the Company. Nothing in this subparagraph (b) shall be construed as preventing Executive from investing Executive's personal assets in any way that does not either require the rendering of services by Executive to or on behalf of the Entities in which the investments are made or result in any other conflict of Executive's interest or time.

      (c) Executive shall use his best efforts, skills, and abilities to promote the Company's best interests.

4.    Term.

      (a) Except as provided in subparagraph (b) immediately below, Executive's employment under this Agreement shall commence on the date of the occurrence of a Change of Control and shall continue for a period of two (2) years from and after such date (the "Initial Term"), subject, however, to prior termination as provided in Paragraphs 7 and 8 of this Agreement. This Agreement may be renewed or extended upon such terms and conditions as the parties shall mutually agree to in a written instrument signed by each of the parties hereto, but neither party hereto shall be under any obligation to renew this Agreement.

      (b) Executive's employment under this Agreement will not commence on the date of the occurrence of a Change of Control if on the day immediately prior to the Change of Control Executive is no longer employed by the Company, unless Executive's employment by the Company is terminated prior to the Change of Control at the request of the individual or individuals or Entity or Entities acquiring control of the Company.

5.    Compensation.

      During the Initial Term of Executive's employment under this Agreement, Executive shall be paid by the Company an annual salary of at least $250,000. The salary paid to Executive may be reviewed by the Board and may be increased at the sole and unreviewable discretion of the Board, which shall take into account the earnings and overall productivity of the Company, available resources, the performance of Executive, the cost of living, and such other factors as it deems relevant. The Board shall have no obligation to make any adjustments in the salary of Executive. The salary to be paid to Executive under this Agreement shall be payable in equal monthly installments in accordance with the Company's customary payroll practices.

6.    Other Benefits.

      (a) During the Initial Term of Executive's employment under this Agreement, Executive shall be entitled to such vacations, and to participate in any other fringe benefits provided by the Company to its key employees (including any bonus, profit sharing, pension, and health insurance plans in accordance with and subject to the terms of such plans), as may be determined from time to time by the Board.

      (b) During the Initial Term of Executive's employment under this Agreement, there shall be established an Incentive Bonus Program for Fiscal Years 1994 and 1995. In each such fiscal year, Executive shall be eligible to earn up to $30,000.00 in bonuses, calculated as follows:

	      (i) if Executive meets or exceeds the fiscal-year new orders target for Executive's Operating Group, as set forth in the approved business plan, Executive shall earn $10,000.00;

	     (ii) if Executive meets or exceeds the fiscal-year contribution margin target for Executive's Operating Group, as set forth in the approved business plan, Executive shall earn $10,000.00; and

	    (iii) if Executive meets or exceeds the fiscal-year cash flow target for Executive's Operating Group, as set forth in the approved business plan, Executive shall earn $10,000.00.

	    Any Incentive Bonus earned during a fiscal year will be paid during the first half of the following fiscal year and is subject to reduction in accordance with subparagraph (c) immediately below. The three targets applicable to Executive for Fiscal Year 1994 are set forth in Exhibit A to this Agreement. The three targets applicable to Executive for Fiscal Year 1995 will be established by the President of the Company, with the approval of the Chief Executive Officer of the Company, after completion of the Fiscal Year 1995 business plan and submission of the business plan to the Board, and the President shall provide Executive a written statement, in a form similar to Exhibit A, of the Fiscal Year 1995 targets.

      (c) If Executive is entitled to receive compensation under the Company's Fiscal Year 1994 or 1995 Management Incentive Plan (or such similar plan by whatever name it shall be known as), the Incentive Bonus that Executive may be eligible for under subparagraph (b) immediately above in Fiscal Year 1994 or 1995 shall be reduced as follows:

	      (i) if the actual total compensation payable to Executive under the Management Incentive Plan is less than or equal to thirty (30) percent of Executive's annual salary, then Executive shall receive one hundred (100) percent of the total Incentive Bonus earned in accordance with subparagraph (b) immediately above;

	     (ii) if the actual total compensation payable to Executive under the management Incentive Plan is greater than thirty
		    (30) percent but less than forty (40) percent of Executive's annual salary, then Executive shall receive only two-thirds of the total Incentive Bonus earned in accordance with subparagraph (b) immediately above; or

	    (iii) if the actual total compensation payable to Executive under the Management Incentive Plan is equal to or greater than forty (40) percent of Executive's annual salary, then Executive shall receive only one-third of the total Incentive Bonus earned in accordance with subparagraph (b) immediately above.

7. Termination of Employment by the Company for Death, Dis-ability, or Justifiable Cause, or by Executive Without Good Reason, or Upon Expiration of the Initial Term .

      (a) The Company shall have the right to terminate the Executive's employment under this Agreement upon the occurrence any one or more of the following events:

	      (i) the death of Executive (in which case said employment terminates immediately upon death);

	     (ii)   the "disability" of Executive (as hereinafter defined); or

	    (iii) the Board determines in its sole and unreview-able discretion (acting reasonably and in good faith) that "justifiable cause" (as hereinafter defined) exists for the termination of Executive's employment.

	    Executive shall have the right to terminate Executive's employment under this Agreement without "good reason" (as defined in Paragraph 8 below) upon sixty (60) days' prior written notice to the President of the Company. No such termination by Executive shall be effective unless that notice has been given.

	    Except as provided in subparagraph (b) immediately below, upon termination of the employment of Executive under any of the circumstances set forth in this subparagraph (a), Executive's entitlement to further compensation or other benefits under Paragraphs 5 and 6 of this Agreement shall immediately cease.

      (b) For the purposes of this Agreement, the term "disability" shall mean the inability of Executive, due to illness, accident, or any other physical or mental incapacity, to perform his duties or fulfill his obligations under this Agreement in a normal manner for a period of any three (3) consecutive months or for a total of six
	    (6) months (whether or not consecutive) in any twelve (12) month period during the Initial Term of this Agreement, it being understood that, notwithstanding any such inability to perform his duties, Executive shall be entitled to receive his compensation as provided herein until the termination of his employment for disability. The Company shall provide Executive ten days' prior written notice of any determination by the Board that Executive is disabled.

      (c) For purposes of this Agreement, "justifiable cause" for termination by the Company of Executive's employment shall means any one or more of the following:

	      (i) any intentional breach by Executive of the performance of any of his duties pursuant to this Agreement;

	     (ii) any intentional or negligent disclosure by Executive to any person or Entity (other than the Companies) and other than in the ordinary course of business of any Confidential Information of the Companies;

	    (iii) any knowing violation or reckless disregard by Executive of any law, governmental regulation, or judicial decree which has caused substantial injury to the Companies, financial or otherwise;

	     (iv) Executive's interference with or endeavor to entice away from the Companies any client or customer, or solicitation of employment of any of the Companies' officers, directors, employees, or agents;

	      (v) Executive's conviction of a felony, as evidenced by a binding and final judgment, order, or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal;

	     (vi) the commission by Executive of any act of fraud, or material act of malfeasance, disloyalty, or breach of trust against the Companies;

	    (vii) any attempt by Executive to secure any personal profit (other than authorized compensation paid to Executive by the Company) or convert any corporate opportunity to his benefit in connection with the business of the Companies;

	    (viii) any failure by Executive to devote his entire normal working time to the affairs of the Companies;

	     (ix) any activities of Executive that are determined to be inimical to or contrary to the best interests of the Companies; or

	      (x) the conduct or involvement by Executive in any business other than the businesses of the Companies.

	    The Company shall provide Executive ten (10) days' prior written notice of termination for justifiable cause; provided, however, that the Company shall not be required to furnish any such prior written notice in the event that the Board reasonably determines in its sole and unreviewable discretion that immediate termination of Executive without such prior written notice is necessary to protect the best interests of the Companies. The written notice shall set forth in reasonable detail the facts and circumstances that are the basis for the termination for justifiable cause.

      (d) If Executive is still employed under this Agreement at the end of the Initial Term of this Agreement and if the parties hereto have failed to reach a written agreement (signed by each of the parties hereto) as to the continuation of Executive's employment, Executive's employment under this Agreement will automatically terminate upon expiration of the Initial Term. In such case:

	      (i) Executive's entitlement to further compensation or other benefits under Paragraphs 5 and 6 of this Agreement shall immediately cease upon expiration of the Initial Term; and

	     (ii) such termination shall be deemed a triggering event entitling Executive to severance pay under the Company's severance pay policy, but in no event shall the severance pay due and payable to Executive be less than a total of six (6) weeks' salary; provided, however, that Executive shall not be entitled to any severance pay if (A) Executive is provided by the Company, at least sixty (60) days prior to the expiration of the Initial Term, a written offer to renew this Agreement for at least an additional one (1) year and Executive does not accept in writing that offer at least thirty (30) days prior to the expiration of the Initial Term, or (B) Executive remains employed by any of the Companies.

8.    Termination of Employment Under Other Circumstances.

      (a) If (i) the Company terminates Executive's employment under this Agreement other than for death, "disability", or "justifiable cause", or Executive terminates Executive's employment under this Agreement for "good reason" (as hereinafter defined), and (ii) Executive does not remain employed by any of the Companies, Executive shall:

	      (i) receive from the Company, within two (2) business days after the termination, an amount in cash equal to the sum of:

		    (A) all salary due and payable to Executive as of the date of termination;

		    (B) pay for all accrued, but unused, vacation and sick days through the date of termination;

		    (C) all salary that would have been due and payable to Executive over the remaining period of the Initial Term of this Agreement if Executive's employment had not been terminated, based on Executive's annual salary in effect at the date of termination. By way of illustration, if Executive's annual salary at the date of termination was $200,000.00 and the termination occurred at the end of the seventh (7th) month of the Initial Term, Executive would be entitled to receive 17/24 x $400,000.00, or $283,333.33; and

		    (D) all severance pay due and payable to Executive under the Company's severance pay policy, but in no event less than a total of six (6) weeks' salary, it being understood that a termination under this subparagraph (a), whether by the Company or Executive, shall be deemed a triggering event entitling Executive to severance pay under the Company's severance pay policy;

	     (ii) receive from the Company all other benefits which executive employees of the Company normally receive when their employment is terminated by the Company without "justifiable cause", which in no event shall be less than the benefits such executive employees would have received had their terminations occurred on the day immediately preceding the Change of Control; and

	    (iii) with respect to any stock options for shares of the Company's stock that Executive has been or may be hereafter awarded, and notwithstanding the terms of the Long-Term Incentive Compensation Plans under which these options were or may be hereafter granted, be entitled to fully exercise said stock options at any time up to and including the ninetieth day after the expiration of the remaining period of the Initial Term of this Agreement.

      (b) For purposes of this Agreement, "good reason" for Executive to terminate Executive's employment under this Agreement shall mean any one or more of the following:

	      (i) both (A) without Executive's prior written consent, (1) the assignment by the Company to Executive of duties and responsibilities that are not at least substantially equivalent to Executive's duties and responsibilities with the Company immediately prior to the date of the Change of Control, except in connection with the termination of Executive's employment under this Agreement pursuant to Paragraph 7 of this Agreement, or (2) the failure by the Company to continue Executive in a position that is at least substantially equivalent to the position held by Executive with the Company immediately prior to the date of the Change of Control, except in connection with the termination of Executive's employment under this Agreement pursuant to Paragraph 7 of this Agreement, and (B) the continuance thereof for a period of twenty (20) days after written notice thereof to the Company from Executive;

	     (ii) a failure by the Company to pay, or a reduction by the Company of, the annual salary required to be paid to Executive under Paragraph 5 of this Agreement;

	    (iii) a failure by the Company to pay any Incentive Bonus required to be paid to Executive under Paragraph 6 of this Agreement;

	     (iv) a failure by the Company to provide Executive with (A) the opportunity to participate, on terms no less favorable than those in effect for other executives holding a similar position, in all of the Company's benefit and executive compensation plans and programs or their equivalent or (B) all other fringe benefits, or their equivalent, from time to time in effect for the benefit of other executives holding a similar position;

	      (v) without Executive's prior written consent, (A) the relocation by the Company of the principal place of Executive's employment to a location that is more than 100 miles from Executive's principal place of employment immediately prior to the date of the Change of Control or
		    (B) the imposition by the Company of travel requirements on Executive which are not substantially consistent with the travel requirements applicable to Executive immediately prior to the date of the Change of Control; or

	     (vi) any breach of Paragraph 15 of this Agreement by the Company.

      (c) If the Company terminates Executive's employment under this Agreement other than for death, "disability", or "justifiable cause", the Company shall provide Executive at least ten (10) days' prior written notice of that termination, and no such termination shall be effective unless that notice has been given. The notice shall set forth in reasonable detail the facts and circumstances that are the basis for the termination.

      (d) At least sixty (60) days prior to the termination by Executive of Executive's employment under this Agreement for "good reason", Executive shall provide the President of the Company with written notice of Executive's intention to terminate Executive's employment, and no such termination shall be effective unless that notice has been given. The notice shall set forth in reasonable detail the facts and circumstances that are the basis for the termination.

      (e) If Executive's employment by the Company is terminated prior to a Change of Control at the request of the individual or individuals or Entity or Entities acquiring control of the Company, the provisions of this Paragraph 8 shall apply as if a Change of Control had occurred just prior to the date of termination.

9.    No Mitigation.

      Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and payments and benefits due Executive under Paragraph 8(a) of this Agreement shall not be subject to offset in respect of any Claims which the Company has or may have against Executive. Without limiting the generality of the foregoing, no payment otherwise required under this Agreement shall be reduced because of any payment received by Executive in connection with other employment of or other services rendered by Executive after the date of termination of Executive's employment under this Agreement.

10.   Inventions, Discoveries, Etc.

      (a) Executive shall promptly and fully disclose to the Company (with all necessary detail for a complete understanding of the same) all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes, and methods (whether copyrightable, patentable, or otherwise) made, received, conceived, acquired, or written by Executive (whether or not at the request of or upon the suggestion of the Company) during the period of his employment with any of the Companies, solely or jointly with others (whether or not during working hours), in connection with or relating to any activities of the Companies or any of their customers known to him as a consequence of his employment (collectively referred to as the "Subject Matter").

    (b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his right, title, and interest in and to the Subject Matter. Executive further agrees to deliver to the Company any and all drawings, notes, specifications, and data relating to the Subject Matter and to execute, acknowledge, and deliver all such further papers, including applications for copyrights, patents, and similar protected ownership rights, as may be necessary to obtain copyrights, patents, and similar protected ownership rights with respect to the Subject Matter in any and all countries and to vest title to any such copyrights, patents, and similar protected ownership rights in the Company. Executive shall assist the Company in obtaining such copyrights, patents, or similar protected ownership rights during the period of his employment with any of the Companies and any time thereafter and agrees to assist the Company and to testify in its behalf in any prosecution or litigation involving any of the Subject Matter during the period of his employment with any of the Companies, and at any time thereafter, in accordance with the provisions of subparagraph (c) immediately below.

    (c) At any time subsequent to the termination of Executive's employment with any of the Companies or the expiration or termination of this Agreement, if the Company requests in writing that Executive assist the Company with respect to obtaining any patents, copyrights, or similar protected ownership rights, or that Executive assist the Company or testify in its behalf in connection with any prosecution or litigation relating to the Subject Matter, the Company shall reimburse Executive for Executive's reasonable out-of-pocket expenses in connection with such assistance or testimony. In the event the Company shall request Executive's assistance or testimony as set forth hereunder, the Company agrees to use its best efforts to assure that such assistance or testimony will neither require a major or unreasonable portion of Executive's time nor substantially interfere with his then current employment or business activities.

11. Non-Disclosure of Confidential Information.

    (a) Executive shall not during his employment with any of the Companies (nor at any time following termination of such employment or expiration or termination of this Agreement), directly or indirectly, intentionally or negligently disclose to or permit to be known by any person or Entity any Confidential Information acquired by him during the course of or in connection with his employment by any of the Companies relating to (i) the Companies, (ii) the officers, directors, employees, or agents of the Companies, (iii) any client or customer of the Companies, or (iv) any Entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest.

    (b) All Confidential Information, regardless of how recorded, relating to the Companies shall be the exclusive property of the Companies, and Executive shall use his best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with any of the Companies or the expiration or termination of this Agreement, all documents, records, reports, writings, and other similar documents containing Confidential Information (including any and all copies thereof) then in Executive's possession or control shall be returned and left with the Company.

12.   Right to Injunctive and Other Relief.

      Executive recognizes that the services to be rendered by him to any of the Companies are of special, unique, unusual, extraordinary, and intellectual character, involving skill of the highest order, and that such services are of special and particular value, the loss of which cannot be adequately compensated for in damages. Executive further agrees and declares that, because of his important role with the Companies to date, clients' or customers' association of Executive with the Companies, and the personal relationships Executive has with many of such clients or customers, Executive's services to the Companies are unique and extraordinary. In the event of a breach of any provision of Paragraph 10 or 11 of this Agreement by Executive, the Companies shall be entitled to injunctive relief and any other legal or equitable remedies from a court of competent jurisdiction. Executive acknowledges and agrees that any such breach will cause irreparable injury to the Companies and that money damages will not provide an adequate remedy to the Companies. In any action for injunctive relief, Executive shall not be entitled to interpose a defense that the Companies have an adequate remedy in a court of law. Executive agrees that the Companies may recover by appropriate action the amount of the actual damages caused the Companies by any failure, refusal, or neglect of Executive to perform his agreements, representations, and warranties contained in this Agreement. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

13.   No Conflicting Agreements.

      Executive represents and warrants that he is not a party to any agreement, contract, or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing his employment and other obligations in accordance with the terms and conditions of this Agreement. Executive further agrees to indemnify and hold harmless the Companies and their past and present officers, directors, employees, agents, owners, stockholders, representatives, and attorneys from and against and in respect of any and all Claims alleging that (a) Executive is so restricted or prohibited or (b) the Companies have committed a wrongful act in negotiating with, and employing the services of, Executive.

14.   Notices and Calendar Days.

      All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be personally delivered or mailed (by registered or certified mail, return receipt requested, postage prepaid) to the address of the party to whom intended as specified below or to such different address as such party may have fixed by a notice sent in accordance with this Paragraph.

      (a)   If to the Company, at:
	    Air & Water Technologies Corporation
	    P.O. Box 1500
	    Somerville, NJ 08876
	    Attention:  President
	    with a copy to:  General Counsel

      (b)   If to Executive, at:
	    728 Governor Circle
	    Newtown Square, PA 19073

      Any such notices shall be effective upon receipt, if personally delivered, or three business days after mailing, if mailed.

      Unless otherwise expressly provided, all references in this Agreement to "days" mean "calendar days".

15.   Assignability and Binding Effect.

      (a) This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors, and legal representatives of Executive, and shall inure to the benefit of and be binding upon the Company and its successors, assigns, and legal representatives, but the obligations of Executive may not be delegated and Executive may not assign, transfer, pledge, encumber, hypothecate, or otherwise dispose of this Agreement, or any of his rights under this Agreement, and any such attempted delegation or disposition shall be null and void and without effect. This Agreement shall also inure to the benefit of the Companies and the Other Defendants (as defined in Paragraph 19 below) and their respective heirs, executors, administrators, successors, assigns, and legal representatives.

      (b) If the Company shall be merged into or consolidated with another Entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the Entity surviving the merger or resulting from the consolidation. The Company shall require any successor, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform this Agreement if no succession had taken place. The provisions of this Paragraph 15 shall continue to apply to each subsequent employer of Executive bound by this Agreement in the event of any merger, consolidation, or transfer of all or substantially all of the business or assets of that subsequent employer.

16.   Complete Understanding.

      This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive hereunder, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended, or terminated except by written instrument signed by each of the parties hereto.

17.   Governing Law.

      This Agreement and all provisions hereof shall be governed by and construed in accordance with the laws of the State of New Jersey.

18.   Severability.

      Should any part, term, or provision of this Agreement be declared or be determined by any court or tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

19.   Arbitration.

      (a) Except as provided in subparagraph (b) immediately below, any and all Claims arising out of or relating to (i) this Agreement, (ii) any breach of any provision of this Agreement, (iii) Executive's employment at any time with any of the Companies, and/or (iv) the termination of Executive's employment with any of the Companies shall be settled by arbitration. Such arbitration proceeding shall be conducted pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA") then in effect, by a single arbitrator, and shall be held in Somerset County, New Jersey. The arbitrator shall not have the power to award punitive damages. The cost of the arbitration proceeding and the reasonable costs and attorneys' fees of the prevailing party shall be paid by the non-prevailing party, with the dollar amount of these costs and fees to be fixed by the arbitrator. The judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof.

      (b) Nothing in subparagraph (a) immediately above shall be construed or interpreted to preclude the Companies from filing suit in a court of competent jurisdiction in order to enforce their rights and remedies under Paragraphs 10, 11 and/or 12 of this Agreement. In any such suit, the court is empowered to and shall resolve any dispute as to whether the Claims asserted by any of the Companies are within the scope of Paragraphs 10, 11, and/or 12 of this Agreement, and the court shall not refer such dispute to arbitration under subparagraph (a) immediately above.

      (c) With respect to the Claims of Executive that are within the scope of subparagraph (a) above, if Executive has the same, similar, or related Claims against any of the Companies' employee benefit plans, trusts, committees, or boards or against any past or present officers, directors, employees, agents, owners, stockholders, trustees, fiduciaries, administrators, sponsors, representatives, or attorneys of the Companies or the Companies' employee benefit plans, trusts, committees, or boards (collectively referred to as the "Other Defendants"), and if Executive seeks to litigate such Claims against the Other Defendants in a civil action or any other proceeding (including before an administrative agency), Executive agrees that any or all of said Other Defendants may compel Executive to arbitrate his Claims against them pursuant to the terms of this Paragraph 19.

      (d) The arbitrator selected by the parties pursuant to the AAA rules shall have expertise in private industry employee relations and shall hear and determine the case promptly. The burden of persuasion shall at all times be upon the party seeking relief.

      (e) In the event Executive files suit in a court of competent jurisdiction and asserts that certain Claims are not subject to arbitration under this Paragraph 19 because of the limitation on the power of the arbitrator to award punitive damages (the "Limitation"), the parties agree that they will request the court to resolve that legal issue on an expedited basis, and if the court rules in favor of Executive on the Limitation issue, the parties agree as follows:

	      (i) the arbitration shall proceed as if this Paragraph 19 did not contain such Limitation;

	     (ii) the parties will request the court to enter judgment in favor of Executive on the Limitation issue, at which time the Company may appeal that ruling;

	    (iii) in the event the arbitrator determines that Executive is entitled to punitive damages, the punitive damages aspect of the arbitrator's award will be stayed pending the exhaustion or lapse of all rights of appeal of the Company under subparagraph (e)(ii) immediately above; and

	     (iv) in the event an appellate court rules in favor of the Company on the Limitation issue, the arbitrator shall vacate the award of punitive damages.
	    The procedures set forth in this subparagraph (e) shall also apply in the event Executive seeks relief in some other tribunal, such as an administrative agency, and the Company files a civil action to compel arbitration.

20.   Waiver.

      It is agreed that a waiver by either party of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach hereof, or as a waiver of a breach of any other provision.

21.   Survival.

      All representations and warranties herein shall survive any termination of Executive's employment or termination or expiration of this Agreement, and the termination of Executive's employment or the termination or expiration of this Agreement shall not affect the enforceability of Paragraphs 10, 11, 12, 13, and 19 of this Agreement, which Paragraphs shall survive the termination or expiration of this Agreement or the termination of Executive's employment.

22.   Other Documents.

      The parties agree to execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

23.   Paragraph Headings.

      The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.


IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.

		      AIR & WATER TECHNOLOGIES CORPORATION

		      By /s/ Douglas A. Satzger
			 ---------------------------------

		      Witness:  /s/ Anthony DiMichele
				--------------------------

		      /s/ Arthur L. Glenn
		      ------------------------------------
		      Arthur L. Glenn

		      Witness:  /s/
				--------------------------



				   EXHIBIT A

			 EXECUTIVE RETENTION AGREEMENT

				    BETWEEN

				ARTHUR L. GLENN

				      AND

		     AIR & WATER TECHNOLOGIES CORPORATION


For Fiscal Year 1994, the approved business plan targets for purposes of Paragraph 6 of the Agreement are as follows:

      1.  New Orders                     $

      2.  Contribution Margin            $

      3.  Cash Flow                      $